As filed with the Securities and Exchange Commission on December 13, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.
(Exact name of each registrant as specified in its articles of incorporation)

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
The Tower at PNC Plaza
300 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2401
(888) 762-2265
(Address, including zip code, and telephone number including code, of registrant’s principal executive offices)

Robert Q. Reilly
Chief Financial Officer
The PNC Financial Services Group, Inc.
The Tower at PNC Plaza
300 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2401
(888) 762-2265
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kathryn Leonard
Deputy General Counsel
The PNC Financial Services Group, Inc.
The Tower at PNC Plaza
300 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2401
(888) 762-2265

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
The base prospectus included in this Registration Statement may be used:
•by The PNC Financial Services Group, Inc. (“PNC”) and/or one or more selling security holders to be identified in the future in connection with offerings of PNC debt securities, common stock, preferred stock, depositary shares, purchase contracts, units and warrants; and
•by affiliates of PNC, including PNC Capital Markets LLC, in market-making transactions in the securities described in this registration statement after they are initially offered and sold and in securities of one or more of the same classes of PNC offered and sold under prior registration statements (but are now registered hereunder with respect to ongoing market-making transactions).

PROSPECTUS
THE PNC FINANCIAL SERVICES GROUP, INC.
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Purchase Contracts
Units
Warrants

We may offer and sell the securities listed above from time to time in one or more offerings. We may also issue debt securities, common stock, preferred stock or depositary shares upon the conversion, exchange or exercise of certain of the securities listed above. One or more selling security holders to be identified in the future may also offer and sell the securities listed above from time to time. This prospectus describes the general terms of these securities and the general manner in which these securities may be offered. When we sell a particular issue of securities, we will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information in this prospectus. You should read this prospectus and the applicable prospectus supplements carefully before you invest.
In addition, PNC Capital Markets LLC and other affiliates of ours may use this prospectus in market-making transactions in any of these securities after their initial sale. Our affiliates, including PNC Capital Markets LLC, have no obligation to make a market in the above referenced securities, and may discontinue their market-making activities at any time without notice in their sole discretion.
Our common stock is listed on the New York Stock Exchange under the symbol “PNC.”
Our principal executive offices are located at The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, PA 15222-2401, and our telephone number is 888-762-2265.

Investing in these securities involves certain risks. For a discussion of certain risks you should consider in connection with an investment in our securities, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and all subsequent filings under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the section entitled “Risk Factors” beginning on page 4 of this prospectus.
These securities will be our equity securities or unsecured obligations and are not savings accounts, deposits or other obligations of any bank, are not guaranteed by PNC Bank, National Association or any other bank, and are not insured by the Federal Deposit Insurance Corporation or any other insurer or government agency or instrumentality.
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2024.

ABOUT THIS PROSPECTUS
In this prospectus, “PNC”, “we”, “us” or “our” refers to The PNC Financial Services Group, Inc. excluding its consolidated subsidiaries. References to PNC and its subsidiaries on a consolidated basis are specifically made where applicable.
This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may from time to time sell any of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer and the manner in which they will be offered. Each time we offer and sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below in the section entitled “Where You Can Find More Information.”
The information in this prospectus is not complete and may be changed. We have not authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We are not responsible for and can provide no assurance as to the accuracy of any other information that any other person may give you. This prospectus and the applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement, and do not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
Neither the delivery of this prospectus or the applicable prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus, or that the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement is correct as of any date other than the date of the applicable document or such other date provided for such information.

WHERE YOU CAN FIND MORE INFORMATION
The registration statement that contains this prospectus, including the exhibits thereto and the information incorporated by reference therein, contains additional information about us and the securities, agreements and other documents described in this prospectus. The registration statement can be read at the SEC’s website at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The reports and other information we file with the SEC are also available at our website at www.pnc.com. We have included the web addresses of the SEC and PNC as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites does not constitute part of this prospectus.
The SEC allows us to incorporate by reference the information we file with it into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC, and the information incorporated by reference is considered part of this prospectus. Any information incorporated by reference into this prospectus that we file with the SEC after the date of this prospectus will automatically update and, where applicable, supersede the information contained in this prospectus, as well as any earlier incorporated information.
This prospectus incorporates by reference the documents listed below that PNC previously filed with the SEC and any future filings that PNC makes with the SEC under Section 13(a), 13(c), 14, and 15(d) of the Exchange Act (in each case other than those documents or portions of those documents not deemed to have been filed in accordance with SEC rules) between the date of this prospectus and the later of (i) the termination of the offering of securities to be issued under the registration statement or (ii) the date on which our affiliates cease offering and selling such securities pursuant to market-making transactions pursuant to this prospectus:

Company SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2023
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2024, June 30, 2024 and September 30, 2024
Current Reports on Form 8-K
Filed with the SEC on January 22, 2024, February 20, 2024, March 5, 2024 (solely with respect to Item 8.01 thereof), April 16, 2024 (Film No. 24846080) (solely with respect to Item 8.01 thereof), April 29, 2024, May 14, 2024, May 24, 2024, July 23, 2024, October 21, 2024 and October 30, 2024

Description of Common Stock on Form 8-A (including any amendment or report filed with the SEC for the purpose of updating this description)	September 24, 1987
In addition, solely with regard to the securities covered by this prospectus that were initially offered and sold under previously filed registration statements of PNC and that from time to time may be reoffered and resold in market-making transactions under this prospectus, this prospectus incorporates by reference the information in the prospectuses and prospectus supplements relating to those securities that were previously filed by PNC in connection with their initial offer and sale (except to the extent that any such information has been modified or superseded by other information included or incorporated by reference in this prospectus) as well as the exhibits filed as exhibits or incorporated by reference in those registration statements in respect of those securities (including the instruments governing those securities).

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone at the following address or telephone number:
The PNC Financial Services Group, Inc.
The Tower at PNC Plaza
300 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2401
Attention: Shareholder Services
Telephone: (800) 982-7652
www.computershare.com/contactus

RISK FACTORS
We are subject to a number of risks potentially impacting our business, financial condition, results of operations and cash flows. For a detailed description of the potential risks, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”), which report is incorporated by reference in this prospectus. You should also review the risk factors that will be set forth in other documents we file with the SEC after the date of this prospectus, including additional risk factors that may be set forth in any applicable prospectus supplement. See the section above entitled “Where You Can Find More Information.”

THE PNC FINANCIAL SERVICES GROUP, INC.
We are one of the largest diversified financial services companies in the U.S., headquartered in Pittsburgh, Pennsylvania. We have businesses engaged in retail banking, including residential mortgage, corporate and institutional banking, and asset management, providing many of our products and services nationally. Our retail branch network is located coast-to-coast. We also have strategic international offices in four countries outside the U.S.
We were incorporated under the laws of the Commonwealth of Pennsylvania in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, we have diversified our geographical presence, business mix and product capabilities through organic growth, strategic bank and non-bank acquisitions and equity investments, and the formation of various non-banking subsidiaries.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PNC.”
Our principal executive offices are located at The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2401, and our telephone number is (888) 762-2265.

USE OF PROCEEDS
We expect to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include, without limitation, working capital, capital expenditures, investments in or advances to our existing or future subsidiaries, repayment of outstanding indebtedness, repurchases and redemptions of issued and outstanding securities of PNC and its subsidiaries (including but not limited to PNC common stock and PNC preferred stock), dividends, funding potential future acquisitions and satisfaction of other obligations. Pending our use of the net proceeds for their stated purpose, we may use the net proceeds to reduce our short-term indebtedness or for temporary investments.

DESCRIPTION OF DEBT SECURITIES
This section describes the general terms and provisions of the debt securities that may be offered by this prospectus. These debt securities may be either senior debt securities or subordinated debt securities. The terms and provisions of any previously issued series of debt securities (including without limitation any senior debt securities issued prior to April 23, 2021 and any subordinated debt securities issued prior to June 6, 2022) differ, in some respects materially, from the general terms and provisions described below.
The senior debt securities will be issued under an indenture between us and The Bank of New York Mellon, as trustee, dated as of September 6, 2012, as supplemented by the First Supplemental Indenture, dated April 23, 2021, and as may be further amended or supplemented, which we refer to as the senior indenture. The subordinated debt securities will be issued under an indenture between us and The Bank of New York Mellon, as trustee, dated as of December 19, 2012, as supplemented by a First Supplemental Indenture, dated April 28, 2014, a Second Supplemental Indenture, dated June 6, 2022, and as may be further amended or supplemented, which we refer to as the subordinated indenture. Together, the senior indenture and the subordinated indenture are referred to as the indentures.
We have summarized the material provisions of the indentures below. The following summary does not purport to be complete and is qualified in its entirety by reference to the applicable indenture. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part and have been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should read the more detailed provisions of the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. The particular terms of any debt securities we offer, along with any applicable modifications of or additions to the general terms of the debt securities described in this prospectus and in the indentures, will be described in the applicable prospectus supplement. You should review both the applicable prospectus supplement and the description of the debt securities set forth in this prospectus before making an investment decision. Capitalized terms used in the below summary of the debt securities have the meanings specified in the applicable indenture.
General
The debt securities will be direct unsecured obligations of PNC. The indentures do not limit the amount of debt securities that we may issue from time to time in one or more series. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness that may be incurred or other securities that may be issued by us or our subsidiaries.
We will specify in the prospectus supplement relating to a particular series of debt securities being offered the terms relating to the offering. The terms may include:
•the title and type of the debt securities,
•the aggregate principal amount of the debt securities,
•the date or dates on which the principal of and premium, if any, on the debt securities will be payable,
•the interest rate on the debt securities or the method by which the interest rate may be determined,
•the date from which interest will accrue and the record and interest payment dates for the debt securities,
•any optional redemption provisions that would permit us or the holders of debt securities to redeem the debt securities before their final maturity,
•any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity,
•the denominations in which the debt securities shall be issued, if issued in denominations other than $1,000 and any integral multiple thereof,

•the portion of the principal amount of the debt securities that will be payable upon an acceleration of the maturity of the debt securities,
•any Events of Default, Covenant Breaches, Defaults or covenants that will apply to the debt securities that differ from those contained in the indentures including making such inapplicable or changing the remedies available to holders upon such events,
•provisions for subordination of the debt securities if different than those contained in the subordinated indenture,
•the currency or currencies in which the debt securities will be denominated, payable, redeemable or repurchaseable,
•whether the debt securities are convertible and the terms and conditions applicable to conversion, including the conversion price or rate at which shares of our common stock will be delivered, the circumstances in which such price or rate will be adjusted, the conversion period and other conversion terms and provisions,
•whether the debt securities of such series will be defeasible, and
•any other terms of such debt securities.
The indentures provide that we will issue debt securities in fully registered form. The principal of, and premium, if any, and interest on, fully registered securities will be payable at the place of payment designated for such securities and stated in the applicable prospectus supplement. We also have the right to make interest payments by check mailed to the holder at the holder’s registered address. The principal of, and premium, if any, and interest on, any debt securities in other forms will be payable in the manner and at the place or places as may be designated by us and specified in the applicable prospectus supplement.
You may exchange or transfer debt securities at the corporate trust office of the trustee for such series of debt securities or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.
We may issue debt securities with “original issue discount.” Original issue discount debt securities bear no interest or bear interest at below-market rates and will be sold below their stated principal amount. The applicable prospectus supplement will describe any special federal income tax consequences and other special considerations applicable to any securities issued with original issue discount.
Market-Making Transactions
If you purchase your debt security in a market-making transaction, you will receive information about the issue price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which PNC Capital Markets LLC or another of our affiliates resells a security that it has previously acquired from another holder. These affiliates may act as principal or agent in those transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. A market-making transaction in a particular security occurs after the original issuance and sale of the security. See “Plan of Distribution” below.
We Are a Holding Company
We are a holding company that conducts substantially all of our operations through subsidiaries. Claims of the holders of our debt securities to participate in the assets of any PNC subsidiary upon its liquidation or recapitalization will generally have a junior position to claims of creditors of the subsidiary (including, in the case of any bank subsidiary, its depositors), except to the extent that PNC may itself be a creditor with recognized claims against the subsidiary. In addition, as a holding company, we are dependent on dividends or other capital distributions from our bank subsidiaries and, to a lesser extent, our non-bank subsidiaries to fund payments related to our debt securities. Many of our subsidiaries, including our bank subsidiaries, are subject to laws that restrict dividend payments or other capital distributions or authorize regulatory bodies to prohibit or limit dividends or other capital distributions to us. Limitations on our ability to receive dividends or other capital distributions from our subsidiaries, including our bank subsidiaries, could have a material adverse effect on our liquidity and ability to fund payments related to our debt securities. For further information concerning restrictions on paying dividends, making other capital distributions or extending credit from bank subsidiaries to the parent company, see the following sections in the 2023 Form 10-K: Supervision and Regulation section in Item 1 Business, Item 1A Risk Factors, the Liquidity and Capital Management portion of the Risk Management section in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Note 19 Regulatory Matters in the Notes to Consolidated Financial Statements in Item 8 Financial Statements and Supplementary Data.
Ranking of Debt Securities
Senior Debt Securities
The senior debt securities will rank equally with all unsecured senior indebtedness of PNC. There is no limitation on PNC creating, incurring or issuing additional senior indebtedness.
Subordinated Debt Securities
The subordinated debt securities will be subordinated in right of payment to all senior indebtedness of PNC and certain other company obligations.
“Senior indebtedness of PNC” means the principal of, and premium, if any, and interest on, (i) all “indebtedness for money borrowed” (as defined below) of PNC, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, except for the subordinated debt securities, specified previously issued subordinated indebtedness, trade creditor indebtedness and indebtedness that expressly states that it is subordinated in right of payment to indebtedness for borrowed money of PNC and (ii) any deferrals, renewals or extensions of any such indebtedness.
The term “indebtedness for money borrowed” means:
•any obligation of PNC, or any obligation of another person guaranteed by PNC, for the repayment of money borrowed or purchased, whether or not evidenced by bonds, debentures, notes or other written instruments,
•any off-balance sheet guarantee obligations,
•any obligation under a direct credit substitute,
•any capitalized lease obligation, and
•any deferred obligation for payment of the purchase price of any property or assets.
Unless otherwise provided for in the terms of the debt securities of any series, the subordinated debt securities will also be subordinated in right of payment to all “other company obligations” (as defined below) and will be subject to an obligation of PNC to pay any “excess proceeds” (as defined in the subordinated indenture) to creditors in respect of any unpaid “other company obligations.”
The term “other company obligations” means obligations of PNC associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts or any similar arrangements, unless the instrument by which PNC incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of PNC.
Unless otherwise provided for in the terms of the debt securities of any series, upon the liquidation, dissolution, winding up or reorganization of PNC, we must pay to the holders of all senior indebtedness of PNC the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the subordinated debt securities. If after we have made those payments on the senior indebtedness (i) there are amounts available for payment on the subordinated debt securities (as defined in the subordinated indenture, “excess proceeds”) and (ii) at such time any creditors in respect of “other company obligations” have not received their full payments, then we will first use such excess proceeds to pay in full all such “other company obligations” before we make any payment in respect of the subordinated debt securities. In addition, we may not make any payment on the subordinated debt securities in the event we have defaulted in the payment of the principal of, or premium, if any, or interest on, any senior indebtedness of PNC, after giving effect to any applicable grace period, or if any event of default with respect to any senior indebtedness of PNC that would give rise to a right of acceleration has occurred and is continuing, or would occur as a result of such payment on the subordinated debt securities.
The subordinated debt securities will rank equally with all other unsecured subordinated indebtedness of PNC issued under the subordinated indenture.
Because of the subordination provisions and the obligation to pay excess proceeds described above and as described more fully in the applicable prospectus supplement, in the event of insolvency of PNC, holders of the subordinated debt securities may recover less ratably than holders of senior indebtedness of PNC, creditors with respect to “other company obligations” and other creditors of PNC.
In addition, the subordinated debt securities may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding by PNC, including a proceeding under the orderly liquidation authority provisions of the Dodd-Frank Act.
Certain Covenants
The indentures contain certain covenants that impose various restrictions on us. The section below provides a description of certain of these covenants, which description does not purport to be complete and is qualified in its entirety by reference to the full text of the covenants contained in the indentures.
Senior Indenture Covenants
Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank
The covenant described below is designed to ensure that, so long as any senior debt securities issued by us are outstanding, we will continue directly or indirectly to own and thus serve as the holding company for our principal subsidiary banks. When we use the term “principal subsidiary banks,” we mean each of:
•PNC Bank, National Association (“PNC Bank”),
•any other subsidiary bank the consolidated assets of which constitute 20% or more of the consolidated assets of PNC and its subsidiaries,
•any other subsidiary bank designated as a principal subsidiary bank by our board of directors (the “Board”), or
•any subsidiary that owns any voting shares or certain rights to acquire voting shares of any principal subsidiary bank, and their respective successors, provided any such successor is a subsidiary bank or a subsidiary, as appropriate.
As of the date hereof, our only principal subsidiary banks are PNC Bank and its parent, PNC Bancorp, Inc.
The senior indenture prohibits us, unless consent is obtained from the holders of a majority in principal amount of each series of senior debt securities at the time outstanding, from:
•selling or otherwise disposing of, or permitting a principal subsidiary bank to issue, voting shares or certain rights to acquire voting shares of a principal subsidiary bank,
•permitting the merger or consolidation of a principal subsidiary bank with or into any other corporation, or
•permitting the sale or other disposition of all or substantially all the assets of any principal subsidiary bank,

if, after giving effect to any one of the transactions described above and the issuance of the maximum number of voting shares issuable upon the exercise of all such rights to acquire voting shares of a principal subsidiary bank, we would own directly or indirectly less than 80% of the voting shares of such principal subsidiary bank.
These restrictions do not apply to:
•transactions required by any law, or any regulation or order of any governmental authority,
•transactions required as a condition imposed by any law, or any regulation or order of any governmental authority, to the acquisition by us, directly or indirectly, of any other corporation or entity if thereafter,
◦we would own at least 80% of the voting shares of the other corporation or entity,
◦our consolidated banking assets (as defined in the senior indenture) would be at least equal to those prior thereto, and
◦the Board shall have designated the other corporation or entity a principal subsidiary bank,
•transactions that do not reduce the percentage of voting shares of such principal subsidiary bank owned directly or indirectly by us, and
•transactions where the proceeds are invested within 180 days after such transaction in any one or more subsidiary banks.
The indenture does permit the following:
•the merger of a principal subsidiary bank with and into a principal subsidiary bank or PNC,
•the consolidation of principal subsidiary banks into a principal subsidiary bank or PNC, or
•the sale or other disposition of all or substantially all of the assets of any principal subsidiary bank to another principal subsidiary bank or PNC, so long as, in any such case in which we are not the surviving, resulting or acquiring entity, we would own, directly or indirectly, at least 80% of the voting shares of the principal subsidiary bank surviving such transaction.
This covenant only applies to senior debt securities issued by us and is not contained in the subordinated indenture.
Restriction on Liens
The purpose of the restriction on liens covenant is to preserve, for so long as any senior debt securities issued by us are outstanding, our direct or indirect interest in voting shares of principal subsidiary banks free of security interests of other creditors. The covenant permits certain specified liens and liens where the senior debt securities are equally secured. The senior indenture prohibits us and our subsidiaries, unless consent is obtained from the holders of a majority in principal amount of each series of senior debt securities at the time outstanding, from creating or permitting any liens (other than certain tax and judgment liens) upon voting shares of any principal subsidiary bank to secure indebtedness for borrowed money unless the senior debt securities are equally and ratably secured. Notwithstanding this prohibition, we may create or permit the following:
•purchase money liens and liens on voting shares of any principal subsidiary bank existing at the time such voting shares are acquired or created within 120 days thereafter,
•the acquisition of any voting shares of any principal subsidiary bank subject to liens at the time of acquisition or the assumption of obligations secured by a lien on such voting shares,
•under certain circumstances, renewals, extensions or refunding of the liens described in the two preceding bullets, and

•liens to secure loans or other extensions of credit under Section 23A of the Federal Reserve Act or any successor or similar federal law or regulation.
This covenant only applies to senior debt securities issued by us and is not contained in the subordinated indenture.
Senior and Subordinated Indenture Covenants
Consolidation or Merger
Each indenture generally permits us to consolidate with or merge into another entity, subject to certain requirements. It also permits us to convey or transfer our properties and assets substantially as an entirety, subject to certain requirements. We may consolidate with, merge into, or transfer our properties and assets substantially as an entirety to, any other corporation organized under the laws of any domestic jurisdiction if:
•the successor corporation assumes all of our obligations under the debt securities and under the applicable indenture,
•immediately after the transaction, in the case of the senior indenture, no Event of Default or Covenant Breach, and no event which, after notice or lapse of time, would become an Event of Default or Covenant Breach, exists or, in the case of the subordinated indenture, no Event of Default or Default, and no event which, after notice or lapse of time, would become an Event of Default or Default, exists, and
•certain other conditions are met.
This covenant is contained in both the senior indenture and the subordinated indenture. However, the indentures do not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction. In addition, the foregoing requirements do not apply in the case of a sale, conveyance or transfer by us of all or substantially all of our assets to one or more entities that are direct or indirect subsidiaries in which we and/or one or more of our subsidiaries own more than 50% of the combined voting power. As a result, if we were to undertake such a transaction, such subsidiary or subsidiaries would not be required to assume our obligations under the debt securities, and we would remain the sole obligor on such debt securities.
Modification and Waiver
We and the trustee may modify each indenture with the consent of the holders of a majority in aggregate principal amount of outstanding debt securities of all series (voting as one class) affected by the modification; provided, however, that each affected holder must consent to any modification or amendment that:
•changes the stated maturity of any payment of principal or interest,
•reduces the principal amount of, or the premium, if any, or the interest on, such debt security,
•reduces the portion of the principal amount of an original issue discount debt security payable upon acceleration of the maturity of that debt security under applicable provisions of the indenture,
•changes the place or places where, or the currency in which, any debt security, or any premium, if any, or interest thereon, is payable,
•impairs the right of the holder to institute suit for the enforcement of any payment on or with respect to any debt security,
•adversely affects the right of the holder to convert any debt security, or
•reduces the percentage in principal amount of debt securities necessary to modify the indenture or the percentage in principal amount of outstanding debt securities necessary to waive compliance with conditions and defaults under the indenture.

We and the trustee may modify and amend each indenture without the consent of any holder of debt securities for any of the following purposes:
•to evidence the succession of another corporation to PNC,
•to provide for the acceptance of appointment of a successor trustee,
•to add to the covenants of PNC for the benefit of the holders of the debt securities,
•to cure any ambiguity, defect or inconsistency in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, if such action does not adversely affect the holders of outstanding debt securities in any material respect,
•to secure the debt securities in accordance with applicable provisions of the indenture,
•to establish conversion rights of holders,
•to establish the form or terms of the debt securities as permitted by applicable provisions of the indenture,
•to change or eliminate provisions of the indenture that apply only to a new series of debt securities,
•to add Events of Default or Defaults or Covenant Breaches,
•to eliminate or modify Events of Default or Defaults or Covenant Breaches in connection with establishing a series of debt securities, and to specify the rights and remedies of the trustee and the holders of such debt securities in connection therewith, or
•to add, change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act.
In addition, the holders of a majority in principal amount of outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance with certain covenants, including in the case of outstanding senior debt securities those described under the captions above entitled “Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank” and “Restriction on Liens.” Covenants concerning the payment of principal, premium, if any, and interest on the debt securities, compliance with the terms of the indenture, maintenance of an office or agency, and certain monies held in trust may only be waived pursuant to a supplemental indenture executed with the consent of each affected holder of debt securities as described above.
Events of Default, Covenant Breaches, Defaults and Waivers of Default
Events of Default and Covenant Breaches Under the Senior Indenture
The senior indenture defines an “Event of Default” with respect to any series of senior debt securities as being any one of the following events, unless such event is specifically deleted or modified in connection with the establishment of the senior debt securities of a particular series:
•failure to pay interest on such series for 30 days after the payment is due,
•failure to pay the principal of or premium, if any, on such series for 30 days after the payment is due,
•the occurrence of certain events relating to bankruptcy, insolvency or reorganization of PNC, and
•any other Event of Default provided with respect to such senior debt securities.
The senior indenture defines a “Covenant Breach” with respect to any series of senior debt securities as being any one of the following events:
•failure to deposit any sinking fund payment with respect to such series when due, or

•failure to perform any other covenant or agreement (other than nonpayment of principal, premium, if any, or interest, or such other failure to perform that would constitute an Event of Default under the senior indenture) with respect to such series as set forth in the indenture for 90 days after we have received written notice of the failure to perform in the manner specified with respect to such series in the senior indenture.
With respect to the senior debt securities, there is only a right of acceleration in the case of an Event of Default. There is no right of acceleration in the case of a Covenant Breach. Accordingly, payment of principal of any series of senior debt securities may be accelerated only in the case of the failure to pay the principal of, or the premium, if any, or the interest on, such series for 30 days after the payment is due, the occurrence of certain events relating to bankruptcy, insolvency or reorganization of PNC, or any other Event of Default specified for such series and with respect to which a right of acceleration of payment has been specifically provided as indicated in the applicable prospectus supplement relating to such series.
Events of Default, Covenant Breaches and Defaults Under the Subordinated Indenture
The subordinated indenture defines an Event of Default with respect to any series of subordinated debt securities as certain events involving the bankruptcy or reorganization of PNC, or any other Event of Default specified in the supplemental indenture under which such subordinated debt securities are issued or in the form of securities for such series. The subordinated indenture defines a “Default” with respect to any series of subordinated debt securities as:
•failure to pay interest on such series for 30 days after the payment is due,
•failure to pay the principal of (including any sinking fund payment) or premium, if any, on such series when due for 30 days after the payment is due,
•failure to perform any other covenant or warranty in the indenture that applies to such series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture, or
•any other Default provided with respect to such subordinated debt securities.
With respect to the subordinated debt securities, there is only a right of acceleration in the case of an Event of Default. There is no right of acceleration in the case of a Default. Accordingly, payment of principal of any series of subordinated debt securities may be accelerated only in the case of the bankruptcy or reorganization of PNC or any other Event of Default specified for such series and with respect to which a right of acceleration of payment has been specifically provided as indicated in the supplemental indenture under which such subordinated debt securities are issued.
Remedies for an Event of Default, Covenant Breach or Default
If an Event of Default occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the principal of such series (or if debt securities of that series are original issue discount securities, a specified amount of the principal) to be due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration.
If an Event of Default, Covenant Breach or Default with respect to any series of debt securities occurs and is continuing, the trustee may in its discretion proceed to protect and enforce the rights vested in it by the indenture by such appropriate judicial proceeding as the trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the indenture or in aid of the exercise of any power granted therein, or to enforce any other proper remedy. For the avoidance of doubt, the remedies available to the trustee and the holders of a series of debt securities include a right of acceleration only in the case of an Event of Default with respect to such series of debt securities.
Other than its duties in the case of an Event of Default, Covenant Breach or Default, the trustee is not obligated to exercise any of the rights or powers in the indenture at the request or direction of holders of debt securities unless such holders offer the trustee security or indemnity satisfactory to the trustee. If such indemnification is provided, then, subject to the other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to debt securities of such series.
The holder of any debt security of any series may institute any proceeding with respect to the applicable indenture or for any remedy thereunder if:
•a holder previously has given the trustee written notice of a continuing Event of Default, Covenant Breach or Default with respect to debt securities of that series,
•the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute such proceeding and offered indemnity satisfactory to the trustee,
•the trustee has not received directions inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series, and
•the trustee has not started such proceeding within 60 days after receiving the request.
The holder of any debt security will have an absolute right to receive payment of the principal of, and premium, if any, and interest on, such debt security when due, to convert such debt security, if applicable, and to institute suit to enforce any such payment.
Waiver of Default
Prior to any declaration of acceleration, the holders of a majority in principal amount of the outstanding debt securities of the applicable series may waive any past default, except a payment default or a past default in respect of a covenant or provision of the indenture which cannot be modified without the consent of the holder of each outstanding debt security affected. Upon this waiver the default will cease to exist and any Event of Default, Covenant Breach or Default arising therefrom will be deemed cured.
Collection of Indebtedness and Suits for Enforcement by Trustee
Each indenture provides that if default is made on payment of interest and continues for a 30-day period or if default is made on payment of principal of any debt security of any series and continues for a 30-day period, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any such debt security, the whole amount then due and payable on such debt security for principal, premium, if any, and interest. Each indenture further provides that if we fail to pay such amount immediately upon such demand, the trustee may, among other things, institute a judicial proceeding for its collection.
Information about Defaults
Each indenture requires us to furnish annually to the trustee certificates as to the absence of any default under the applicable indenture. The subordinated indenture provides that the trustee may withhold notice to the holders of debt securities of any default (except in payment of principal, premium, if any, interest or sinking fund installment) if the trustee determines that the withholding of the notice is in the interest of those holders. For purposes of this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default, Covenant Breach or Default in respect of the relevant series of debt securities.
Convertibility
The debt securities may be designated as convertible into our common stock at the option of the holder in accordance with the terms of such series. You should refer to the applicable prospectus supplement for a description of the specific conversion provisions and terms of any series of convertible debt securities that we may offer by that prospectus supplement. These terms and provisions may include:
•the title and specific designation of the convertible debt securities,

•the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price or rate, the conversion period and other conversion provisions,
•any circumstances in which the conversion price or rate will be adjusted,
•the terms and conditions on which we may, or may be required to, redeem the convertible debt securities,
•the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange, and
•any other terms of the convertible debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of the convertible debt securities.
Defeasance
We may choose to defease the debt securities in one of two ways as described below. If we have the ability to do so, we will state that in the applicable prospectus supplement.
Full Defeasance
We may terminate or “defease” our obligations under the indenture of any series of debt securities, provided that certain conditions are met, including:
•we must irrevocably deposit in trust for the benefit of all holders, a combination of U.S. dollars or U.S. government obligations, specified in the applicable prospectus supplement, that will generate enough cash to make interest, principal and any other payments on the debt securities on their applicable due dates,
•there must be a change in current federal tax law or an Internal Revenue Service (“IRS”) ruling that allows us to make the above deposit without causing you to be taxed on your security any differently than if we did not make the deposit and instead repaid the security, and
•an opinion of independent counsel shall have been delivered to the trustee to the effect that the holders of the debt securities of such series will have no federal income tax consequences as a result of such deposit and termination and that if the securities are listed on the NYSE they will not be delisted.
If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. Your right to convert any convertible debt security remains after defeasance.
Covenant Defeasance
Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to your debt security. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay your debt security. In order to achieve covenant defeasance, we must do the following:
•deposit in trust for the benefit of the holders of the debt securities a combination of U.S. dollars and U.S. government obligations specified in the applicable prospectus supplement, that will generate enough cash to make interest, principal and any other payments on the debt securities on their applicable due dates, and
•deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and instead repaid the debt security ourselves.

Governing Law
Each indenture provides that the debt securities issued pursuant thereto will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, except that the rights, immunities, duties and liabilities of the trustee will be governed by New York law.
Regarding the Trustee
In the ordinary course of business, we may maintain lines of credit with one or more trustees for a series of debt securities, and the principal subsidiary banks and other subsidiary banks may maintain deposit accounts and conduct other banking transactions with one or more trustees for a series of debt securities.
Trustee’s Duty to Resign under Certain Circumstances
We may issue both senior and subordinated debt securities pursuant to the indentures described in this section. The trustee currently serves as trustee under both the indenture governing senior debt securities and the indenture governing subordinated debt securities.
Because the subordinated debt securities will rank junior in right of payment to the senior debt securities, the occurrence of a default under the indenture with respect to the subordinated debt securities or any senior debt securities could create a conflicting interest under the Trust Indenture Act with respect to any trustee who serves as trustee for both senior and subordinated debt securities.
Furthermore, upon the occurrence of a default under the indenture with respect to any series of debt securities the trustee of which maintains banking relationships with us, such trustee would have a conflicting interest under the Trust Indenture Act as a result of such business relationships. If a default has not been cured or waived within 90 days after the trustee has or acquires a conflicting interest, the trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the appropriate debt securities.

DESCRIPTION OF COMMON STOCK
General
As of the date of this prospectus, we are authorized to issue 800,000,000 shares of our common stock, par value $5.00 per share.
The following summary is not complete. You should refer to the applicable provisions of the following for a complete statement of the terms and rights of the common stock:
•Our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), as amended and effective January 2, 2009, which you can find as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2008, including the statements with respect to shares pursuant to which certain outstanding series of preferred stock were issued,
•an amendment to the Articles of Incorporation, effective November 19, 2015, which you can find as Exhibit 3.1.6 to our Current Report on Form 8-K filed November 20, 2015,
•the statement with respect to shares governing our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series O, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed July 27, 2011,
•the statement with respect to shares governing our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series P, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed April 24, 2012,
•the statement with respect to shares governing our 5.375% Non-Cumulative Perpetual Preferred Stock, Series Q, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed September 21, 2012,
•the statement with respect to shares governing our Non-Cumulative Perpetual Preferred Stock, Series R, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed May 7, 2013,
•the statement with respect to shares governing our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series S, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed November 1, 2016,
•the statement with respect to shares governing our 3.400% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series T, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed September 13, 2021,
•the statement with respect to share governing our 6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series U, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed April 26, 2022,
•the statement with respect to shares governing our 6.200% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series V, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed August 19. 2022,
•the statement with respect to shares governing our 6.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series W, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed February 7, 2023, and
•the Pennsylvania Business Corporation Law (the “PBCL”).
Holders of common stock are entitled to one vote per share on all matters submitted to shareholders. Holders of common stock have neither cumulative voting rights nor any preemptive rights for the purchase of additional shares of any class of our stock, and are not subject to liability for further calls or assessments. The common stock does not have any sinking fund, conversion or redemption provisions.

In the event of dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably in all assets remaining after payments to all creditors and payments required to be made in respect of outstanding preferred stock (including accrued and unpaid dividends thereon) have been made.
The Board may, except as otherwise required by applicable law or the rules of the NYSE, cause the issuance of authorized shares of common stock without shareholder approval to such persons and for such consideration as the Board may determine in connection with acquisitions by us or for other corporate purposes.
Computershare Trust Company, N.A., Canton, MA, is the transfer agent and registrar for our common stock. The shares of common stock are listed on the NYSE under the symbol “PNC.” The outstanding shares of common stock are, and the shares offered by this prospectus and the applicable prospectus supplement will be, validly issued, fully paid and nonassessable, and the holders of the common stock are not and will not be subject to any liability as shareholders.
Dividends and Other Payments
Holders of our common stock are only entitled to receive such dividends as the Board or a duly authorized committee thereof may declare out of funds legally available for such payments. The payment of future dividends is subject to the discretion of the Board, which will consider, among other factors, economic and market conditions, our financial condition and operating results, and other factors, including contractual restrictions and applicable government regulations and policies (such as those relating to the ability of bank and non-bank subsidiaries to pay dividends to the parent company and regulatory capital limitations).
The amount of our dividends is also currently subject to the results of the supervisory assessment of capital adequacy and capital planning processes undertaken by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and our primary bank regulator as part of the Federal Reserve’s Comprehensive Capital Analysis and Review process. The Federal Reserve has the power to prohibit us from paying dividends without its approval.
We are incorporated in Pennsylvania and governed by the PBCL. Under the PBCL, we cannot pay dividends if, after giving effect to the dividend payments, we would be unable to pay our debts as they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time as of which the dividend is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividends.
Subject to certain important exceptions, the terms of certain of our outstanding series of preferred stock and capital securities prohibit us from declaring or paying dividends or distributions on or redeeming, purchasing, acquiring or making a liquidation payment with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to such preferred stock or capital security, as applicable, have been paid.
In addition, we have outstanding junior subordinated debentures associated with certain capital securities, the terms of which permit us to defer interest payments on the debentures for up to five years. At any time when we have deferred interest payments on these debentures or if we are aware of any event that would be an event of default under the indenture governing those securities, subject to certain important exceptions, we may not declare or pay any dividends or distributions on, redeem, purchase, acquire or a make a liquidation payment with respect to any of our common stock.
We are a holding company that conducts substantially all of our operations through subsidiaries. Dividends and other capital distributions from our bank subsidiaries and, to a lesser extent, non-bank subsidiaries are our principal source of funds to pay dividends to our shareholders. Many of our subsidiaries, including our bank subsidiaries, are subject to laws that restrict dividend payments or other capital distributions or authorize regulatory bodies to prohibit or limit dividends or other capital distributions to us. Limitations on our ability to receive dividends or other capital distributions from our subsidiaries, including our bank subsidiaries, could have a material adverse effect on our liquidity and ability to pay dividends to our shareholders, especially to the extent that we must first service any outstanding debt obligations.

Further information concerning dividend restrictions and other factors that could limit our ability to pay dividends, including restrictions on paying dividends, making other capital distributions or extending credit from bank subsidiaries to the parent company, see the following sections of the 2023 Form 10-K: Supervision and Regulation section in Item 1 Business, Item 1A Risk Factors, the Liquidity and Capital Management portion of the Risk Management section in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Note 10 Borrowed Funds, Note 12 Equity and Note 20 Regulatory Matters in the Notes to Consolidated Financial Statements in Item 8 Financial Statements and Supplementary Data.
Other Provisions
The Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”) contain various provisions that may discourage or delay attempts to gain control of PNC. The Bylaws include provisions:
•authorizing the Board to fix the size of the Board between five and 25 directors,
•authorizing directors to fill vacancies on the Board occurring between annual shareholder meetings, including vacancies resulting from an increase in the number of directors,
•authorizing only the Board, the Chairman of the Board or the Chief Executive Officer to call a special meeting of shareholders,
•providing advance notice requirements for director nominations and business to be properly brought before a shareholder meeting, and
•authorizing a majority of the Board to alter, amend, add to or repeal the Bylaws.
The Articles of Incorporation vest the authority to make, amend and repeal the Bylaws in the Board, subject to the power of our shareholders to change any such action.
Provisions of Pennsylvania law also could make it more difficult for a third party to acquire control of PNC or have the effect of discouraging a third party from attempting to control PNC. The PBCL allows Pennsylvania corporations to elect to either be covered or not be covered by certain “anti-takeover” provisions. We have elected in the Bylaws not to be covered by Subchapter G of Chapter 25 of the PBCL, which would otherwise enable existing shareholders of PNC in certain circumstances to block the voting rights of an acquiring person who makes or proposes to make a control-share acquisition. We have also opted out of the protection of Subchapter H of Chapter 25 of the PBCL, which would otherwise enable us to recover certain payments made to shareholders who have evidenced an intent to acquire control of PNC. However, the following provisions of the PBCL do apply to us:
•shareholders are not entitled to call a special meeting (Section 2521),
•unless the Articles of Incorporation provide otherwise (which as of the date hereof they do not), action by shareholder consent must be unanimous (Section 2524),
•shareholders are not entitled to propose an amendment to the Articles of Incorporation (Section 2535),
•certain transactions with interested shareholders (such as mergers or sales of assets between PNC and a shareholder) where the interested shareholder is a party to the transaction or is treated differently from other shareholders require approval by a majority of the disinterested shareholders (Section 2538),
•a five-year moratorium exists on certain business combinations with a 20% or more shareholder (Sections 2551-2556), and
•shareholders have a right to “put” their shares to a 20% shareholder at a “fair value” for a reasonable period after the 20% stake is acquired (Sections 2541-2547).
In addition, in certain instances the ability of the Board to issue authorized but unissued shares of common stock and preferred stock may have an anti-takeover effect.

The existence of the above provisions could result in PNC being less attractive to a potential acquirer, or result in our shareholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.
The ability of a third party to acquire PNC is also limited under applicable banking regulations. The Bank Holding Company Act of 1956 (the “Bank Holding Company Act”) requires any “bank holding company” (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our voting securities. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our voting securities under the Change in Bank Control Act of 1978. Any person (other than an individual) that seeks to acquire 25% or more of our voting securities, control one third or more of PNC’s total equity (as defined under the regulations implementing the Bank Holding Company Act), or that would own or control more than 5% of our voting securities and have other relationships that would, pursuant to Federal Reserve regulations or rulings, provide the holder a “controlling influence” over PNC, also must obtain the prior approval of the Federal Reserve under the Bank Holding Company Act and, if approved, is then subject to regulation as a bank holding company under the Bank Holding Company Act. Furthermore, while we do not have a shareholder rights plan currently in effect, under Pennsylvania law the Board can adopt a shareholder rights plan without stockholder approval. If adopted, a shareholder rights plan could result in substantial dilution to a person or group that attempts to acquire PNC on terms not approved by the Board.

DESCRIPTION OF PREFERRED STOCK
This section describes the general terms and provisions of our preferred stock that may be offered by this prospectus, as well as the specific terms of our outstanding series of preferred stock and certain terms of our authorized but unissued series of preferred stock. The applicable prospectus supplement will describe the specific terms of the series of preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock. The following summary does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Articles of Incorporation and any statements with respect to shares for any series of preferred stock. You should read the Articles of Incorporation, which includes the designations relating to each series of preferred stock.
Our affiliates may resell shares of preferred stock after their initial issuance in market-making transactions. We describe these transactions above under “Description of Debt Securities—General—Market-Making Transactions.”
General
Our authorized capital stock includes 20,000,000 shares of preferred stock, par value $1.00 per share, as reflected in the Articles of Incorporation. The Board is authorized without further shareholder action to cause the issuance of additional shares of preferred stock in one or more series, each with the preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as the Board or duly authorized committee thereof may determine at the time of issuance.
The rights of the holders of our common stock are subject to any rights and preferences of the outstanding series of preferred stock and any preferred stock offered by this prospectus. In addition, the rights of the holders of our common stock and any outstanding series of our preferred stock would be subject to the rights and preferences of any additional shares of preferred stock, or any series thereof, which might be issued in the future.
Unless we receive the consent of the holders of at least two-thirds of the outstanding shares of preferred stock of all series, we will not:
•create or increase the authorized number of shares of any class of stock ranking senior to the preferred stock as to dividends or assets, or
•change the preferences, qualifications, privileges, limitations, restrictions or special or relative rights of the preferred stock in any material respect adverse to the holders of the preferred stock.
Terms of Preferred Stock
The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, the shares of each series of preferred stock will upon issuance rank on parity in all respects with our currently existing series of preferred stock, described below, and each other series of our preferred stock outstanding at that time. Holders of the preferred stock will have no preemptive rights to subscribe for any additional securities that may be issued by us. Unless otherwise specified in the applicable prospectus supplement, Computershare Trust Company, N.A., Canton, MA, will be the transfer agent and registrar for the preferred stock.
Because we are a holding company, our rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the assets of any PNC subsidiary upon its liquidation or recapitalization will be subject to the prior claims of such subsidiary’s creditors and preferred shareholders, except to the extent we may be a creditor with recognized claims against such subsidiary or a holder of preferred shares of such subsidiary.
We may elect to offer depositary shares evidenced by depositary receipts. If we so elect, each depositary share will represent a fractional interest (to be specified in the prospectus supplement relating to the particular series of preferred stock) in a share of a particular series of preferred stock issued and deposited with a depositary (as defined below). For a further description of the depositary shares, you should read “Description of Depositary Shares” below.

Dividends and Other Payments
The holders of the preferred stock will be entitled to receive dividends, if declared by the Board or a duly authorized committee thereof. The applicable prospectus supplement will specify the dividend rate and the dates on which dividends will be payable. The rate may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by the Board or a duly authorized committee thereof. We may pay dividends in the form of cash or preferred stock (of the same or a different series) or common stock of PNC, in each case as specified in the applicable prospectus supplement.
Any series of preferred stock will, with respect to the priority of payment of dividends, rank senior to all classes of common stock and any class of preferred stock we issue that specifically provides that it will rank junior to such preferred stock in respect to dividends, whether or not the preferred stock is designated as cumulative or noncumulative.
The applicable prospectus supplement will state whether dividends on any series of preferred stock are cumulative or noncumulative. If the Board or a duly authorized committee thereof does not declare a dividend payable on any noncumulative preferred stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not the Board or a duly authorized committee thereof declares a dividend on that series of preferred stock for any future dividend period. Dividends on any cumulative preferred stock will accrue from the date of issuance or the date specified in the applicable prospectus supplement.
Under the Articles of Incorporation, so long as any shares of any series of cumulative preferred stock (including our Series B Preferred Stock (as defined below)) remain outstanding, the Board will not declare and pay a dividend on our common stock or on any class or series of our stock ranking subordinate as to dividends to such series of preferred stock (other than dividends payable in our common stock or in any class or series of our stock ranking subordinate as to dividends and assets to such series), until dividends (to the extent cumulative) for all past dividend periods on all outstanding shares of such series have been paid, or declared and set apart for payment, in full. In addition, under the provisions of our outstanding Series S, Series T, Series U, Series V and Series W Preferred Stock, the Board will not declare and pay a dividend (subject to certain exceptions) on our common stock or on any class or series of our stock ranking subordinate as to dividends to such series of preferred stock if we have not declared a current dividend on all such series of preferred stock, as described below under “Summary of Key Terms of Outstanding Preferred Stock—Series S, Series T, Series U, Series V and Series W Preferred Stock—Dividends.” If we do not pay in full dividends for any dividend period on all shares of preferred stock ranking equally as to dividends, all such shares will participate ratably in the payment of dividends for that period in proportion to the full amounts of dividends to which they are entitled.
Subject to certain important exceptions, the terms of certain of our outstanding series of capital securities prohibit us from declaring or paying dividends or distributions on or redeeming, purchasing, acquiring or making a liquidation payment with respect to our preferred stock unless all accrued and unpaid dividends for all completed dividend periods with respect to such capital security have been paid.
In addition, we have outstanding junior subordinated debentures associated with certain capital securities, the terms of which permit us to defer interest payments on the debentures for up to five years. At any time when we have deferred interest payments on these debentures or if we are aware of any event that would be an event of default under the indenture governing those securities, subject to certain important exceptions, we may not declare or pay any dividends or distributions on, redeem, purchase, acquire or make a liquidation payment with respect to any of our preferred stock.
We are a holding company that conducts substantially all of our operations through subsidiaries. Dividends and other capital distributions from our bank subsidiaries and, to a lesser extent, non-bank subsidiaries are our principal source of funds for payment of dividends to holders of preferred stock. Many of our subsidiaries, including our bank subsidiaries, are subject to laws that restrict dividend payments or other capital distributions or authorize regulatory bodies to prohibit or limit dividends or other capital distributions to us. Limitations on our ability to receive dividends or other capital distributions from our subsidiaries, including our bank subsidiaries, could have a material adverse effect on our liquidity and ability to pay dividends on our preferred stock, especially to the extent that we must first service any outstanding debt obligations.
For further information concerning dividend restrictions and other factors that could limit our ability to pay dividends, including restrictions on paying dividends, making other capital distributions or extending credit from bank subsidiaries to the parent company, see the following sections of the 2023 Form 10-K: Supervision and Regulation section in Item 1 Business, Item 1A Risk Factors, the Liquidity and Capital Management portion of the Risk Management section in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Note 9 Borrowed Funds, Note 11 Equity and Note 19 Regulatory Matters in the Notes to Consolidated Financial Statements in Item 8 Financial Statements and Supplementary Data.
Voting
Under the Articles of Incorporation and Pennsylvania law, holders of our preferred stock have the voting rights described below. Except as described below or as may be fixed and determined by the Board with respect to a particular series of preferred stock and described in the applicable prospectus supplement, or as may be otherwise required by applicable law, the holders of preferred stock offered by this prospectus will not be entitled to vote.To the extent holders of preferred stock are granted voting rights, such holders and the holders of common stock vote together as one class, except as otherwise required by law or provided by the Board and described in the applicable prospectus supplement. We are not required to obtain any consent of the holders of preferred stock of a given series in connection with the authorization, designation, increase or issuance of any shares of preferred stock that rank junior or equal to the preferred stock of such series with respect to dividends and liquidation rights.
Voting Rights under Articles of Incorporation – Right to Elect Two Directors upon Nonpayment. If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of preferred stock of a series for six quarterly dividend periods, or their equivalent, whether or not consecutive, the number of directors on the Board will be increased by two at the first annual meeting of shareholders held thereafter, and at such meeting and each subsequent annual meeting until cumulative dividends payable for all past dividend periods and continuous noncumulative dividends for at least one year on all outstanding shares of preferred stock of such series entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of outstanding shares of preferred stock of all series will have the right, voting together as a class, to elect such two additional directors to the Board to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected will terminate and the number of directors on the Board will be reduced by two, and such voting rights of the holders of shares of preferred stock will end, subject to an increase in the number of directors on the Board as described above and the revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, or their equivalent, whether or not consecutive, as described above.
Under interpretations adopted by the Federal Reserve or its staff, if the holders of preferred stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears as described above, that series may then be deemed a “class of voting securities” and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over PNC) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, when the series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire more than 5% of that series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire 10% or more of that series.

Voting Rights under Pennsylvania Law. The PBCL attaches mandatory voting rights to preferred stock in connection with certain amendments to the Articles of Incorporation, under which the holders of preferred stock of a particular series would be entitled to vote as a class if the amendment would:
•authorize the Board to fix and determine the relative rights and preferences, as between series, of any preferred or special class,
•make any change in the preferences, limitations or special rights (other than preemptive rights or the right to vote cumulatively) of the shares of a class or series adverse to the class or series,
•authorize a new class or series of shares having a preference as to dividends or assets which is senior to the shares of a class or series,
•increase the number of authorized shares of any class or series having a preference as to dividends or assets which is senior in any respect to the shares of a class or series, or
•make the outstanding shares of a class or series redeemable by a method that is not pro rata or by lot or otherwise equitable.
Holders of outstanding shares of preferred stock are also entitled under Pennsylvania law to vote as a class on a plan of merger that effects any change in the Articles of Incorporation if the holders would have been entitled to a class vote under the statutory provision relating to the adoption of articles amendments discussed above.
Liquidation of PNC
In the event of the voluntary or involuntary liquidation, dissolution or winding up of PNC, the holders of each outstanding series of preferred stock will be entitled to receive liquidating distributions before any distribution of assets is made to the holders of our common stock or any other class or series of shares ranking junior to that series, in the amount fixed by the Board for that series and described in the applicable prospectus supplement, plus, if dividends on that series are cumulative, accrued and unpaid dividends (to the extent cumulative). Holders of shares of outstanding series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. In addition, our preferred stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd Frank Act.
In any such distribution, if the assets of PNC are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of shares of each outstanding series of preferred stock and all holders of parity stock, the amounts paid to the holders of shares of each outstanding series of preferred stock and any parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of shares of each outstanding series of preferred stock and any parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of PNC according to their respective rights and preferences.
Subject to certain important exceptions, the terms of certain of our outstanding capital securities prohibit us from making a liquidation payment with respect to our preferred stock unless all accrued and unpaid dividends for all completed dividend periods with respect to that capital security have been paid.
In addition, we have outstanding junior subordinated debentures associated with certain capital securities, the terms of which permit us to defer interest payments on the debentures for up to five years. At any time when we have deferred interest payments on these debentures or if we are aware of any event that would be an event of default under the indenture governing those securities, subject to certain important exceptions, we may not make a liquidation payment with respect to any of our preferred stock.
For purposes of this section, neither the merger or consolidation of PNC with any other entity, including a merger or consolidation in which the holders of outstanding series of our preferred stock receive cash, securities or property for their shares, nor the sale, lease or exchange of all or substantially all of the assets of PNC for cash, securities or other property, shall constitute a liquidation, dissolution or winding up of PNC.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the preferred stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.
Redemption by PNC
We may redeem the whole or any part of the preferred stock at the times and at the amount for each share set forth in the applicable prospectus supplement.
We may acquire preferred stock from time to time at the price or prices that we determine. If cumulative dividends, if any, payable for all past quarterly dividends on all outstanding shares of preferred stock entitled to cumulative dividends have not been paid, or declared and set apart for payment, in full, we may not acquire preferred stock except in accordance with an offer made in writing or by publication to all holders of record of shares of preferred stock.
Subject to certain important exceptions, the terms of certain of our outstanding capital securities prohibit us from redeeming our preferred stock unless all accrued and unpaid dividends for all completed dividend periods with respect to that capital security have been paid.
In addition, we have outstanding junior subordinated debentures associated with certain capital securities, the terms of which permit us to defer interest payments on the debentures for up to five years. At any time when we have deferred interest payments on these debentures or if we are aware of any event that would be an event of default under the indenture governing those securities, subject to certain important exceptions, we may not redeem any of our preferred stock.
Redemption of preferred stock is generally subject to compliance with applicable regulatory capital rules, including any applicable approvals.
Conversion
The applicable prospectus supplement may set forth the rights, if any, of a holder of preferred stock to convert such preferred stock into our common stock or any other class of our capital securities.
Outstanding Preferred Stock
We have seven outstanding series of preferred stock, with the following amounts outstanding as of December 2, 2024:
•423 shares of $1.80 Cumulative Convertible Preferred Stock, Series B, with a per share liquidation preference of $40.00 (“Series B Preferred Stock”) (38,542 authorized),
•5,250 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series S, with a per share liquidation preference of $100,000 (“Series S Preferred Stock”) (5,250 authorized),
•15,000 shares of 3.400% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series T, with a per share liquidation preference of $100,000 (“Series T Preferred Stock”) (15,000 authorized),
•10,000 shares of 6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series U, with a per share liquidation preference of $100,000 (“Series U Preferred Stock”) (10,000 authorized),
•12,500 shares of 6.200% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series V, with a per share liquidation preference of $100,000 (“Series V Preferred Stock”) (12,500 authorized), and
•15,000 shares of 6.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series W, with a per share liquidation preference of $100,000 (“Series W Preferred Stock”) (15,000 authorized).

As of the date of this prospectus, the following authorized and issued preferred stock has been redeemed and is no longer outstanding:
•98,583 shares of $1.80 Cumulative Convertible Preferred Stock, Series A, with a per share liquidation preference of $40.00 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•1,433,935 shares of $1.60 Cumulative Convertible Preferred Stock, Series C, with a per share liquidation preference of $20.00 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•1,766,140 shares of $1.80 Cumulative Convertible Preferred Stock, Series D, with a per share liquidation preference of $20.00 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•338,100 shares of $2.60 Cumulative Nonvoting Preferred Stock, Series E, with a per share liquidation preference of $27.75 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•6,000,000 shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F, with a per share liquidation preference of $50.00 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•50,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series K, with a per share liquidation preference of $10,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•1,500 shares of 9.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series L, with a per share liquidation preference of $100,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•5,001 shares of Non-Cumulative Perpetual Preferred Stock, Series M, with a per share liquidation preference of $100,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•10,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series O, with a per share liquidation preference of $100,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•15,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series P, with a per share liquidation preference of $100,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),
•4,800 shares of 5.375% Non-Cumulative Perpetual Preferred Stock, Series Q, with a per share liquidation preference of $100,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock), and
•5,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series R, with a per share liquidation preference of $100,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock).
Additionally, the Series N Preferred Stock issued under the TARP Capital Purchase Program has been redeemed, the Series G Junior Participating Preferred Stock authorized in connection with our expired rights plan was never issued, we have redeemed all of the PNC Preferred Funding Trust II and Trust III securities that had been exchangeable into Series I and Series J Preferred Stock, respectively, and we have redeemed the Series A Preferred Stock of PNC REIT Corp. that had been exchangeable into Series H Preferred Stock.

Computershare Trust Company, N.A., Canton, MA, is transfer agent and registrar for all outstanding series of preferred stock.
Summary of Key Terms of Outstanding Preferred Stock
The following is a summary of certain terms of our outstanding preferred stock. To the extent not included in the table, we have also described certain aspects of our outstanding preferred stock below.

Preferred Series	Annual Dividend Rate	Cumulative Dividend	Conversion Rate	Voting Right (Based on Conversion Rate)	Liquidation Value per Share	Redeemable
B	$1.80	Yes	1 preferred: 8 common	Yes	$40	No
S	(1)	No	None	(1)	$100,000	(1)
T	(1)	No	None	(1)	$100,000	(1)
U	(1)	No	None	(1)	$100,000	(1)
V	(1)	No	None	(1)	$100,000	(1)
W	(1)	No	None	(1)	$100,000	(1)
__________________
(1)See discussion of particular terms for this series of preferred stock below.
Series B Preferred Stock
Holders of outstanding Series B Preferred Stock are entitled to cumulative dividends at the annual rate set forth in the table under “Summary of Key Terms of Outstanding Preferred Stock” above, which are payable quarterly when and as declared by the Board.
Holders of outstanding Series B Preferred Stock have the voting rights described above under “Terms of Preferred Stock—Voting.” In addition, holders of outstanding Series B Preferred Stock are entitled to a number of votes equal to the number of full shares of common stock into which their preferred stock is convertible.
Holders of outstanding Series B Preferred Stock currently are entitled to the conversion privileges set forth in the table under “Summary of Key Terms of Outstanding Preferred Stock” above. Series B Preferred Stock is convertible into our common stock (unless called for redemption and not converted within the time allowed therefor) at any time at the option of the holder. No adjustment will be made for dividends on preferred stock converted or on common stock issuable upon conversion. The conversion rate of Series B Preferred Stock will be adjusted in certain events, including payment of stock dividends on, or splits or combinations of, the common stock or issuance to holders of common stock of rights to purchase common stock at a price per share less than 90% of current market price as defined in the Articles of Incorporation. Appropriate adjustments in the conversion provisions also will be made in the event of certain reclassifications, consolidations or mergers or the sale of substantially all of the assets of PNC.
The Series B Preferred Stock is not redeemable nor entitled to the benefit of any retirement or sinking fund to be applied to the purchase or redemption of such shares.
Series B Preferred Stock is currently traded in the over-the-counter market.
Series S, Series T, Series U, Series V and Series W Preferred Stock
Dividends
Dividends on shares of the Series S, Series T, Series U, Series V and Series W Preferred Stock are not mandatory. Holders of such series of preferred stock are entitled to receive, when, as, and if declared by the Board or a duly authorized committee thereof, out of assets legally available for the payment of dividends under Pennsylvania law, non-cumulative cash dividends based on the liquidation preference of such series of preferred stock at a rate equal to:
•In the case of the Series S Preferred Stock, 5.000% per annum for each semi-annual dividend period from the issue date of the depositary shares to, but excluding, November 1, 2026, payable in arrears on May 1 and November 1 of each year, and adjusted three-month CME Term SOFR plus a spread of 3.30% per annum for each quarterly dividend period from November 1, 2026 through the redemption date of the Series S Preferred Stock, if any, payable in arrears on February 1, May 1, August 1 and November 1 of each year. Adjusted three-month CME Term SOFR is equal to three-month CME Term SOFR plus 0.26161%.
•In the case of the Series T Preferred Stock, 3.400% per annum for each quarterly dividend period from the issue date of the depositary shares to, but excluding, September 15, 2026, and the five-year U.S. Treasury rate (determined for each five-year reset period as described in the statement with respect to shares for the Series T Preferred Stock) plus a spread of 2.595% per annum for each quarterly dividend period from September 15, 2026 through the redemption date of the Series T Preferred Stock, if any, payable in arrears on March 15, June 15, September 15 and December 15 of each year.
•In the case of the Series U Preferred Stock, 6.000% per annum for each quarterly dividend period from the issue date of the depositary shares to, but excluding, May 15, 2027, and the five-year U.S. Treasury rate (determined for each five-year reset period as described in the statement with respect to shares for the Series U Preferred Stock) plus a spread of 3.000% per annum for each quarterly dividend period from May 15, 2027 through the redemption date of the Series U Preferred Stock, if any, payable in arrears on February 15, May 15, August 15 and November 15 of each year.
•In the case of the Series V Preferred Stock, 6.200% per annum for each quarterly dividend period from the issue date of the depositary shares to, but excluding, September 15, 2027, and the five-year U.S. Treasury rate (determined for each five-year reset period as described in the statement with respect to shares for the Series V Preferred Stock) plus a spread of 3.238% per annum for each quarterly dividend period from September 15, 2027 through the redemption date of the Series V Preferred Stock, if any, payable in arrears on March 15, June 15, September 15 and December 15 of each year.
•In the case of the Series W Preferred Stock, 6.250% per annum for each quarterly dividend period from the issue date of the depositary shares to, but excluding, May 15, 2030, and the seven-year U.S. Treasury rate (determined for each seven-year reset period as described in the statement with respect to shares for the Series W Preferred Stock) plus a spread of 2.808% per annum for each quarterly dividend period from March 15, 2030 through the redemption date of the Series W Preferred Stock, if any, payable in arrears on March 15, June 15, September 15 and December 15 of each year.
In the event we issue additional shares of any such series of preferred stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares, or in the case of the Series T, Series U, Series V and Series W Preferred Stock, if such additional shares are issued after the first dividend payment date for such series of preferred stock, dividends on such additional shares will accrue from the date on which such shares are issued (if it is a dividend payment date) or the dividend payment date next preceding the date on which such shares are issued.
A dividend period for any such series of preferred stock is the period from and including a dividend payment date to, but excluding, the next dividend payment date. Dividends payable on any such series of preferred stock for the period in which the interest rate is fixed, and in the case of the Series T, Series U, Series V and Series W Preferred Stock, also for the period in which the interest rate is based on the five-year U.S. Treasury rate in the case of the Series T, Series U and Series V Preferred Stock and the seven-year U.S. Treasury rate in the case of the Series W Preferred Stock, are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on any such series of preferred stock for any period in which the interest rate is based on adjusted three-month CME Term SOFR will be computed based on the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on any such series of preferred stock will cease to accrue on the redemption date, if any, as described below under “Redemption by PNC,” unless we default in the payment of the redemption price of the shares called for redemption.
Dividends on shares of Series S, Series T, Series U, Series V and Series W Preferred Stock are not cumulative. Accordingly, if the Board or a duly authorized committee thereof does not declare a dividend payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on such series of preferred stock are declared for any future dividend period.
During a dividend period with respect to each of the Series S, Series T, Series U, Series V and Series W Preferred Stock, so long as any share of such series remains outstanding, unless in each case of clause (i) through (iii) below the full dividends for the preceding dividend period on all outstanding shares of Series S, Series T, Series U, Series V or Series W Preferred Stock, as applicable, have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than (a) a dividend payable solely in such junior stock or (b) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan), (ii) no shares of junior stock will be repurchased, redeemed or otherwise acquired for consideration by us (other than (a) as a result of a reclassification of such junior stock for or into other junior stock, (b) the exchange or conversion of one share of such junior stock for or into another share of junior stock, (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (d) purchases, redemptions or other acquisitions of shares of such junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (e) purchases of shares of such junior stock pursuant to a contractually binding requirement to buy such junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (f) the purchase of fractional interests in shares of such junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and (iii) no shares of parity stock will be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the applicable series of preferred stock and such parity stock, except by conversion into or exchange for junior stock.
As used in this description, (i) “junior stock” means our common stock and any other class or series of our stock hereafter authorized over which the Series S, Series T, Series U, Series V or Series W Preferred Stock, as applicable, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of PNC and (ii) “parity stock” means any other class or series of our stock that ranks on parity with the Series S, Series T, Series U, Series V or Series W Preferred Stock, as applicable, in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of PNC. The following series of preferred stock are considered parity stock: Series B, Series S, Series T, Series U, Series V and Series W Preferred Stock.
When dividends are not paid in full upon the shares of Series S, Series T, Series U, Series V or Series W Preferred Stock, as applicable, and any parity stock, all dividends declared upon shares of such series of preferred stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for such series of preferred stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other for the then-current dividend period.
Dividends on the Series S, Series T, Series U, Series V and Series W Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with the laws and regulations applicable to us, including applicable regulatory capital rules.
Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee thereof, may be declared and paid on our common stock and any other stock ranking equally with or junior to any of the Series S, Series T, Series U, Series V or Series W

Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series S, Series T, Series U, Series V and Series W Preferred Stock shall not be entitled to participate in any such dividend.
Voting
Except as described above under “Terms of Preferred Stock—Voting” and under “Other Voting Rights for the Series S, Series T, Series U, Series V and Series W Preferred Stock” below, or as otherwise required by applicable law, the holders of the Series S, Series T, Series U, Series V and Series W Preferred Stock have no voting rights.
Other Voting Rights for the Series S, Series T, Series U, Series V and Series W Preferred Stock.
So long as any shares of the Series S, Series T, Series U, Series V or Series W Preferred Stock, as applicable, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the series, voting separately as a class, shall be required to:
•authorize, increase the authorized amount of or issue shares of any class or series of stock ranking senior to such series of preferred stock with respect to dividends or the distribution of assets upon liquidation, dissolutions or winding up of PNC,
•issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of PNC,
•amend the provisions of the Articles of Incorporation so as to adversely affect the powers, preferences, privileges or rights of such series of preferred stock, taken as a whole, provided, however, that any increase in the amount of the authorized or issued shares of such series of preferred stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to such series of preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of PNC will not be deemed to adversely affect the powers, preferences, privileges or rights of such series of preferred stock, or
•consolidate with or merge into any other entity unless (i) the shares of such series of preferred stock outstanding at the time of such consolidation or merger are converted into or exchanged for preference securities having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of such series of preferred stock, taken as a whole, or (ii) in the case of the Series T, Series U, Series V and Series W Preferred Stock only, such shares remain outstanding.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series S, Series T, Series U, Series V or Series W Preferred Stock, as applicable, shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of such series of preferred stock to effect such redemption.
Redemption. The Series S, Series T, Series U, Series V and Series W Preferred Stock are not subject to any mandatory redemption, sinking fund or other similar provisions, and the holders of such series of preferred stock have no right to require the redemption or repurchase of such series of preferred stock (or any depositary shares representing such series of preferred stock).
Subject to the limitations described under “Terms of Preferred Stock—Redemption by PNC,” we may redeem the Series S, Series T, Series U, Series V and Series W Preferred Stock as described below.
The Series S Preferred Stock is redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after November 1, 2026, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

The Series T Preferred Stock is redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after September 15, 2026, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
The Series U Preferred Stock is redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after May 15, 2027, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
The Series V Preferred Stock is redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after September 15, 2027, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
The Series W Preferred Stock is redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after March 15, 2030, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
We may redeem shares of the Series S, Series T, Series U, Series V or Series W Preferred Stock at any time within 90 days following the occurrence of a regulatory capital treatment event (as defined below), in whole but not part, at a redemption price equal to $100,000 per share of preferred stock (equivalent to $1,000 per depositary share in the case of the Series S, Series T, Series U, Series V and Series W Preferred Stock and $25.00 per depositary share in the case of the Series P Preferred Stock), plus any declared and unpaid dividends, and in the case of the Series S Preferred Stock any accrued and unpaid dividends on the shares of preferred stock called for redemption up to the redemption date, or in the case of the Series T, Series U, Series V and Series W Preferred Stock, an amount equal to the partial dividend that would have accrued from the prior scheduled dividend payment date to the redemption date. A “regulatory capital treatment event” means the good faith determination by us that as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the applicable series of preferred stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the applicable series of preferred stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the applicable series of preferred stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the shares of the applicable series of preferred stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the regulatory capital rules of the Federal Reserve (or, as and if applicable, the regulatory capital regulations of any appropriate successor federal banking agency), as then in effect and applicable, for as long as any share of the applicable series of preferred stock is outstanding.
Redemption of the Series S, Series T, Series U, Series V or Series W Preferred Stock, as applicable, is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of such series of preferred stock.
Conversion
The Series S, Series T, Series U, Series V and Series W Preferred Stock are not entitled to any conversion privileges.

DESCRIPTION OF DEPOSITARY SHARES
We may, at our option, elect to offer fractional interests in the preferred stock, rather than whole shares of preferred stock. If we do so, we will provide for the issuance by a depositary to the public of receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the applicable prospectus supplement.
The shares of any series of preferred stock represented by the depositary shares will be deposited pursuant to a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby, including any dividend, voting, redemption, conversion and liquidation rights.
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. If you purchase the fractional interests in the preferred stock represented by the depositary shares, you will receive depositary receipts as described in the applicable prospectus supplement.
Our affiliates may resell depositary shares after their initial issuance in market-making transactions. We describe these transactions above under “Description of Debt Securities—General—Market-Making Transactions.”
Dividends and Other Distributions
The depositary will distribute any cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares held by the holders.
If we make a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless the depositary determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.
Redemption of Depositary Shares
Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all of the outstanding depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot as may be determined by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of preferred stock.
Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of such depositary shares will cease, except the right to receive any money or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares representing shares of such preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the preferred stock represented by such depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing such preferred stock, it will not vote the amount of the preferred stock represented by such depositary shares.
Conversion of Preferred Stock
If a series of preferred stock represented by the depositary shares is convertible into shares of our common stock or any other class of our capital securities, we will accept the delivery of depositary receipts to convert such preferred stock using the same procedures as those for delivery of certificates for such preferred stock. If the depositary shares represented by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt or depositary receipts for the depositary shares that are not converted.
Amendment and Termination of the Deposit Agreement
We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Except as may be otherwise provided in the applicable deposit agreement, we or the depositary may terminate the deposit agreement only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up of PNC.
Charges of Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, all withdrawals of shares of preferred stock by holders of depositary shares, and any redemption or exchange of the preferred stock at our option. Holders of depositary shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time by delivering to the depositary notice of such removal. Any such resignation or removal will take effect only upon the appointment of a successor depositary and such successor depositary’s acceptance of its appointment. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.
Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to appear in, prosecute or defend any action, suit or other legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of preferred stock or depositary shares or other persons believed by us in good faith to be competent, and on any written notice, request, direction or document believed by us to be genuine and to have been signed or presented by the proper party or parties. The depositary may also rely on information provided by us.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:
•our debt securities, common stock, preferred stock or depositary shares, or
•securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above.
The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.
The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:
•whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts,
•whether the purchase contracts are to be prepaid or not,
•whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock,
•any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts,
•the terms of any purchase contracts,
•United States federal income tax considerations relevant to the purchase contracts, and
•whether the purchase contracts will be issued in fully registered or global form.
The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.
Our affiliates may resell purchase contracts after their initial issuance in market-making transactions. We describe these transactions above under “Description of Debt Securities—General—Market-Making Transactions.”

DESCRIPTION OF UNITS
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The applicable prospectus supplement may describe:
•the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately,
•any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units,
•the terms of the unit agreement governing the units,
•United States federal income tax considerations relevant to the units, and
•whether the units will be issued in fully registered or global form.
The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.
Our affiliates may resell units after their initial issuance in market-making transactions. We describe these transactions above under “Description of Debt Securities—General—Market-Making Transactions.”

DESCRIPTION OF WARRANTS
We may issue warrants to purchase debt securities, common stock, preferred stock or depositary shares. We may issue warrants independently of or together with any other securities, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that we may offer. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.
Our affiliates may resell warrants after their initial issuance in market-making transactions. We describe these transactions above under “Description of Debt Securities—General—Market-Making Transactions.”
Debt Warrants
The applicable prospectus supplement will describe the terms of any debt warrants, including the following:
•the title of the debt warrants,
•the offering price for the debt warrants, if any,
•the aggregate number of the debt warrants,
•the designation and terms of the debt securities purchasable upon exercise of the debt warrants,
•if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of debt warrants issued with each of these securities,
•if applicable, the date after which the debt warrants and any securities issued with the debt warrants will be separately transferable,
•the principal amount of debt securities purchasable upon exercise of a debt warrant and the purchase price,
•the dates on which the right to exercise the debt warrants begins and expires,
•if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time,
•whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form,
•information with respect to any book-entry procedures,
•the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable,
•if applicable, a discussion of certain United States federal income tax considerations,
•any antidilution provisions of the debt warrants,
•any redemption or call provisions applicable to the debt warrants, and
•any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Stock Warrants
The applicable prospectus supplement will describe the terms of any stock warrants, including the following:
•the title of the stock warrants,
•the offering price of the stock warrants,
•the aggregate number of the stock warrants,
•the designation and terms of the common stock, preferred stock or depositary shares that are purchasable upon exercise of the stock warrants,
•if applicable, the designation and terms of the securities with which the stock warrants are issued and the number of such stock warrants issued with each such security,
•if applicable, the date after which the stock warrants and any securities issued with the stock warrants will be separately transferable,
•the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a stock warrant and the purchase price,
•the dates on which the right to exercise the stock warrants begins and expires,
•if applicable, the minimum or maximum amount of the stock warrants which may be exercised at any one time,
•the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable,
•if applicable, a discussion of certain United States federal income tax considerations,
•any antidilution provisions of the stock warrants,
•any redemption or call provisions applicable to the stock warrants, and
•any additional terms of the stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the stock warrants.

GLOBAL SECURITIES
Unless we specify otherwise in the applicable prospectus supplement, we will issue securities in registered and not bearer form. This means that our obligation runs to the holder of the security named on the face of the security. Each security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities.
We refer to those persons who have securities registered in their own names, on the books that we, the trustee or an agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in global or book-entry form or in street name will be indirect owners.
Street Name Owners
If we issue certificated securities in definitive form registered in the names of the beneficial owners, investors may choose to hold their securities in their own names or in street name. Securities held in street name would be registered in the name of a broker, bank or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
For securities held in street name, we will recognize only the intermediary banks, brokers or other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.
Legal Holders
Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents, unit agents, depositary for depositary shares and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, who hold the securities in street name or who hold the securities by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder, despite being obligated by law or under agreements with the depository participants or customers to pass it along to the indirect owners, fails to do so. Similarly, if we want to obtain the approval of the holders for any purpose, such as to amend the indenture for a series of debt securities, the warrant agreement for a series of warrants or the unit agreement for a series of units or to relieve us of the consequences of a default or of our obligations to comply with a particular provision of an indenture, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.
When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest, as the case may be.
Book-Entry Only Issuance
Unless we specify otherwise in the applicable prospectus supplement, we will issue each security in global or book-entry form. This means that we will not issue certificated securities in definitive form to investors. Instead, we will issue global securities in registered form representing the entire issuance of securities. Each global security will be registered in the name of a financial institution or clearing system that holds the global security as depositary on behalf of other financial institutions that participate in that depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the global securities on behalf of themselves or their customers.
Because securities issued in global form are registered in the name of the depositary, we will recognize only the depositary as the holder of the securities. This means that we will make all payments on the securities to the depositary. The depositary passes along the payments it receives from us to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants are not obligated to pass these payments along under the terms of the securities. Instead, they do so under agreements they have made with one another or with their customers.
As a result, investors will not own securities issued in book-entry form directly. Instead, they will own beneficial interests in a global security, through a bank, broker, or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant in the depositary’s book-entry system. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities. The depositary will not have knowledge of the actual beneficial owners of the securities.
Book-Entry System
The securities depositary will be The Depository Trust Company, New York, NY, known as DTC, unless otherwise identified in the applicable prospectus supplement. If DTC is the depositary for an issuance of securities, the issuance will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered security certificate will be issued for each issue of securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of such issue and an additional certificate will be issued with respect to any remaining amount of such issue.
If so stated in the applicable prospectus supplement, investors may elect to hold their interest in the global securities through either DTC, Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear in turn will hold interests in such global securities as participants on the books of DTC.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at https://www.dtcc.com.
Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, referred to herein as the “beneficial owner,” is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions and periodic statements of their holdings, in each case from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities unless the use of the book-entry system for the securities is discontinued.
The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts global securities are credited, which participants may or may not be the beneficial owners. The direct participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
None of DTC, Cede & Co., or any other DTC nominee will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s Money Market Instrument procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).
To the extent any issuance of securities is redeemable, we will send redemption notices to DTC. If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed. The applicable prospectus supplement for an issuance of securities will indicate whether such issue is redeemable.
A beneficial owner must give any required notice of its election to have its securities repurchased through the participant through which it holds its beneficial interest in the security to the applicable trustee or tender agent. The beneficial owner shall effect delivery of its securities by causing the direct participant to transfer its interest in the securities on DTC’s records. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by the direct participant on DTC’s records and followed by a book-entry credit of tendered securities to the applicable trustee or agent’s DTC account.
Redemption proceeds, distributions, and dividend payments on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detailed information from us or our agent, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of such participant and not DTC, PNC or any agent thereof, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of PNC or its agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to beneficial owners will be the responsibility of direct or indirect participants. None of PNC, any trustee or agent, or the registrar for the securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or global securities for any series of securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.
DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained, security certificates in definitive form will be printed and delivered to DTC. In addition, we may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, security certificates in definitive form are required to be printed and delivered to DTC.
Neither we nor the principal paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the securities.
We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear solely as a matter of convenience. The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy. The depositaries may change or discontinue the foregoing procedures at any time.

PLAN OF DISTRIBUTION
These securities may be distributed under this prospectus from time to time in one or more transactions:
•at a fixed price or prices, which may be changed,
•at market prices prevailing at the time of sale,
•at prices related to prevailing market prices, or
•at negotiated prices.
Each time we sell securities, we will describe the method of distribution of the securities in the applicable prospectus supplement.
We may offer and sell the debt securities, common stock, preferred stock, depositary shares, purchase contracts, units and warrants being offered by this prospectus:
•through underwriters,
•through dealers,
•through agents,
•directly to purchasers,
•through or in connection with hedging transactions, or
•through any combination of such methods of sale.
In addition, we may issue securities as a dividend or distribution, in a subscription rights offering to our existing holders or in exchange for outstanding securities. Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including the purchase price of the securities and the net proceeds we will receive from the sale of the securities, any underwriting discounts and other items constituting underwriters’ compensation related to the offering, the public offering or purchase price and any discounts or commissions allowed or paid to dealers, any commissions allowed or paid to agents and any securities exchanges on which the securities may be listed.
Distribution through Underwriters
We may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If the securities are sold to underwriters, we will execute an underwriting agreement with such underwriters at the time of the sale and we will name them in the applicable prospectus supplement. In connection with these sales, the underwriters will receive compensation in the form of underwriting commissions, which will be paid by us. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless we specify otherwise in the applicable prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Distribution through Dealers
We may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by the dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.
Distribution through Agents
We may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale and describe any commissions payable by us in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.
Direct Sales
We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act of 1933, as amended (the “Securities Act”) for any resale of the securities. We will describe the terms of any sales of this kind in the applicable prospectus supplement.
At-the-Market Offerings
To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. The terms of each such distribution agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the applicable prospectus supplement.
Selling Security Holders
If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holder and provide the information required under the Securities Act, including the name of the selling security holder, the security or securities to be offered and sold, and information about any underwriters or agents, including commissions that we or the selling security holder must pay.
General
In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).
We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.
Securities may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing after their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, including our affiliates, acting as principals for their own accounts, for the account of holders of the securities or as our agent. Any such firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement. Such firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.
If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (i) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (ii) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.
Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.
Each series of securities other than our common stock will be a new issue of securities with no established trading market prior to its original issue date. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue doing so at any time without notice. No assurance can be given as to the liquidity or activity of any trading in the offered securities.
In connection with an underwritten offering, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. The underwriters may enter bids for, and purchase, securities in the open market in order to stabilize the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. These activities may cause the price of the securities to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.
Market-Making Transactions by Affiliates
Following the initial distribution of an offering of securities, our affiliates, including PNC Capital Markets LLC and other affiliates, may use this prospectus and any applicable prospectus supplement in connection with offers and sales of the securities in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

Conflicts of Interest
PNC Capital Markets LLC, a member of the Financial Industry Regulatory Authority (“FINRA”), is an affiliate of PNC. The distribution arrangements for any offering in which PNC Capital Markets LLC participates will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with FINRA Rule 5121, PNC Capital Markets LLC may not make sales in such offering to any discretionary account without the prior approval of the customer.
The maximum commission or discount to be received by any FINRA member or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.
The underwriters and agents and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business. In addition, in the ordinary course of their business activities, one or more of the underwriters, dealers or agents and/or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. These underwriters, dealers or agents and/or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, these parties would hedge such exposure to us by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the securities offered by this prospectus. Any such short positions could adversely affect future trading prices of the securities offered by this prospectus. These broker-dealers or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL OPINIONS
Unless we specify otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Laura Gleason, Esq., Deputy General Counsel and Corporate Secretary of PNC. Ms. Gleason beneficially owns, or has rights to acquire, an aggregate of less than 1% of PNC’s common stock. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.Other Expense of Issuance and Distribution.
Estimated expenses that will be incurred by The PNC Financial Services Group, Inc. in connection with the issuance and distribution of the securities being registered under this Registration Statement, other than underwriting discounts and commissions, are as follows:

Amount to be paid
Registration fees	*
Rating agency fees	+
Legal fees and expenses	+
Trustee fees and expenses	+
Printing fees	+
Accounting fees	+
Miscellaneous	+
Total	$ +
__________________
*The registrant is registering an indeterminate amount of securities under this registration statement. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring the payment of any registration fees until the time the securities are sold pursuant to a prospectus supplement.
+These amounts are calculated based on the number of issuances and amount of securities offered and, accordingly, cannot be estimated at this time.
Item 15.Indemnification of Directors and Officers.
PNC is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (“PBCL”) provide that a Pennsylvania corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In the case of any threatened, pending or completed action by or in the right of the corporation, indemnification of any person who was or is a party or is threatened to be made a party to the action by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action is permitted if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification is permitted with respect to actions by or in the right of the corporation in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.
Section 1743 of the PBCL provides, in general, that a corporation must indemnify any present or former director or officer of a corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by such representative in connection therewith.
Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or Section 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the representative has met the applicable standard of conduct set forth in those sections. In accordance with Section 1744 of the PBCL, such determination shall be made (i) by the board of directors by a majority vote of a quorum of directors who were not parties to the action or proceeding, (ii) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.
Section 1745 of the PBCL provides, in general, that expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately be determined that such person is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, advancement of expenses shall be authorized by the board of directors.
Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
Our Bylaws provide for the mandatory indemnification of directors and officers to the fullest extent authorized by the laws of the Commonwealth of Pennsylvania and federal banking laws and regulation as the same exists or may be amended after the date of our Bylaws (to the extent that such amendment permits broader indemnification than currently permitted). Our Bylaws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case where such elimination is not permitted by law.
Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify such person against that liability under Subchapter D of Chapter 17 of the PBCL. PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.
The foregoing is only a general summary of certain aspects of Pennsylvania law and our Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Subchapter D of Chapter 17 of the PBCL and our Bylaws.
Item 16.Exhibits.
The following exhibits are filed herewith, will be filed by amendment, or are incorporated herein by reference to other filings:

Exhibit No.	Name of Document	Method of Filing
1.1	Form of Underwriting Agreement for Debt Securities	*
1.2	Form of Underwriting Agreement for Common Stock, Preferred Stock and Depositary Shares	*
1.3	Form of Underwriting Agreement for Warrants, Units and Purchase Contracts	*

4.1.1	Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., as amended and effective January 2, 2009	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008
4.1.2	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series O dated July 21, 2011	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed July 27, 2011
4.1.3	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series P dated April 19, 2012	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed April 24, 2012
4.1.4	Statement with Respect to Shares of 5.375% Non-Cumulative Perpetual Preferred Stock, Series Q dated September 14, 2012	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed September 21, 2012
4.1.5	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series R dated May 2, 2013	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed May 7, 2013
4.1.6	Amendment to Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., effective November 19, 2015	Incorporated herein by reference to Exhibit 3.1.6 of the Registrant’s Current Report on Form 8-K filed November 20, 2015
4.1.7	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series S dated October 27, 2016	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed November 1, 2016
4.1.8	Statement with Respect to Shares of 3.400% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series T dated September 8, 2021	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed September 13, 2021
4.1.9	Statement with Respect to Shares of 6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series U dated April 21, 2022	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed April 26, 2022
4.1.10	Statement with Respect to Shares of 6.200% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series V dated August 16, 2022	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed August 19, 2022
4.1.11	Statement with Respect to Shares of 6.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series W dated February 2, 2023	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed February 7, 2023
4.2	Amended and Restated Bylaws of The PNC Financial Services Group, Inc., effective February 10, 2022	Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K filed February 21, 2024
4.3	Form of Certificate for Common Stock	Incorporated herein by reference to Exhibit 4.8 of the Registrant’s Registration Statement on Form S-3 filed December 19, 2012 (File No. 333-185555)
4.4	Form of Statement with respect to Shares of Preferred Stock	*
4.5	Form of Deposit Agreement	*
4.6	Form of Depositary Receipt	*
4.7.1	Indenture dated as of September 6, 2012 between The PNC Financial Services Group, Inc. as Issuer and The Bank of New York Mellon as Trustee	Incorporated herein by reference to Exhibit 4.19 of the Registrant’s Registration Statement on Form S-3 filed January 15, 2010, as amended by Post-Effective Amendment No. 1 filed September 6, 2012 (File No. 333-164364)
4.7.2	First Supplemental Indenture, dated April 23, 2021, between The PNC Financial Services Group, Inc. as Issuer and The Bank of New York Mellon as Trustee	Incorporated herein by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed April 23, 2021
4.8	Form of Senior Debt Security of PNC	*

4.9.1	Indenture dated as of December 19, 2012 between The PNC Financial Services Group, Inc. as Issuer and The Bank of New York Mellon as Trustee	Incorporated herein by reference to Exhibit 4.25 of the Registrant’s Registration Statement on Form S-3 filed December 19, 2012 (File No. 333-185555)
4.9.2	First Supplemental Indenture dated as of April 28, 2014 between The PNC Financial Services Group, Inc. as Issuer and The Bank of New York Mellon as Trustee	Incorporated herein by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed April 28, 2014
4.9.3	Second Supplemental Indenture dated as of June 6, 2022 between The PNC Financial Services Group, Inc. as Issuer and The Bank of New York Mellon as Trustee	Incorporated herein by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed June 6, 2022
4.10	Form of Subordinated Debt Security of PNC	*
4.11	Form of Purchase Contract Agreement, including form of Security Certificate	*
4.12	Form of Unit Agreement, including form of Unit Certificate	*
4.13	Form of Warrant Agreement, including form of Warrant Certificate	*
5.1	Opinion of Laura Gleason as to the legality of the securities being registered	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP relating to The PNC Financial Services Group, Inc.	Filed herewith
23.2	Consent of Laura Gleason	Included in Exhibit 5.1 filed herewith
24.1	Powers of Attorney	Filed herewith
25.1	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon to act as Trustee under the Indenture dated as of September 6, 2012, as amended	Filed herewith
25.2	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon to act as Trustee under the Indenture dated as of December 19, 2012, as amended	Filed herewith
107	Filing Fee Table	Filed herewith
__________________
*To be filed by amendment or as an exhibit to a Current Report on Form 8-K
Item 17.Undertakings.
(a)(The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 13, 2024.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Robert Q. Reilly
Robert Q. Reilly
Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William S. Demchak	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2024
William S. Demchak

/s/ Robert Q. Reilly	Chief Financial Officer (Principal Financial Officer)	December 13, 2024
Robert Q. Reilly

/s/ Gregory H. Kozich	Controller (Principal Accounting Officer)	December 13, 2024
Gregory H. Kozich

*	Director	December 13, 2024
Joseph Alvarado

*	Director	December 13, 2024
Debra A. Cafaro

*	Director	December 13, 2024
Marjorie Rodgers Cheshire

*	Director	December 13, 2024
Andrew T. Feldstein

*	Director	December 13, 2024
Richard J. Harshman

*	Director	December 13, 2024
Daniel R. Hesse

*	Director	December 13, 2024
Renu Khator

*	Director	December 13, 2024
Linda R. Medler

*	Director	December 13, 2024
Robert A. Niblock

*	Director	December 13, 2024
Martin Pfinsgraff

*	Director	December 13, 2024
Bryan S. Salesky

*By:	/s/ Laura Gleason
Laura Gleason, Attorney-in-Fact, pursuant to
Powers of Attorney filed herewith